Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CARROLS HOLDCO INC.

(a Delaware corporation)

The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation (the “Corporation”) is Carrols Holdco Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $.01 par value.

5. The name and mailing address of the sole incorporator is as follows:

Name	Address

Felycia Itza	c/o Akerman LLP 666 Fifth Avenue New York, NY 10019

6. The Board of Directors of the Corporation shall have the power to make, amend, alter and repeal the by-laws of the Corporation.

7. The election of directors need not be by written ballot.

8. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Section 8 shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section 8, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 8, shall eliminate or reduce the effect of this Section 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9. The Corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended from time to time, indemnify and hold harmless and advance expenses to any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 15th day of February, 2019.

/s/ Felycia Itza
Felycia Itza
Sole Incorporator